As filed with the Securities and Exchange Commission on December 1, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Opthea Limited

(Exact name of registrant as specified in its charter)

Australia	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Level 4

650 Chapel Street

South Yarra, Victoria 3141

Tel: +61 9826 0399

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Opthea Limited – Long-Term Incentive Plan

Opthea Limited – Non-Executive Director Share and Option Plan

(Full title of the plans)

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, NY 10036

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Copies to:

Ferish Patel

John McKenna

Milson Yu

Cooley LLP

Ocean Financial Centre

10 Collyer Quay

Raffles Place

Singapore 049315

+65 6962-7500

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Ordinary Shares, no par value	34,490,777(3)	$1.18	$40,815,041	$4,453

(1)

These shares may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents eight ordinary shares. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-249327).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Registrant that become issuable under the Opthea Limited – Long-Term Incentive Plan and Opthea Limited – Non-Executive Director Share and Option Plan (the “NED Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction.

(3)

Consists of (i) 22,044,000 ordinary shares issuable upon the exercise of outstanding options under the Registrant’s Long Term Incentive Plan and NED Plan and (ii) 12,446,777 ordinary shares reserved for future issuance under the Long Term Incentive Plan. The number of ordinary shares reserved for future issuance under the Long Term Incentive Plan is equal to 10% of the Registrant’s issued and outstanding share capital, assessed on an annual basis.

(4)

Estimated in accordance with Rule 457(h) and Rule 457(c) solely for the purpose of calculating the registration fee, consisting of (i) US$20,060,040 for 22,044,000 ordinary shares issuable upon the exercise of outstanding options under the Registrant’s Long Term Incentive Plan and NED Plan, on the basis of the weighted-average exercise price of US$0.91 per ordinary share (after giving effect to the Australian dollar/U.S. dollar exchange rate of A$1.3559 to US$1.00 as of November 27, 2020) and (ii) US$20,755,001 for 12,446,777 ordinary shares reserved for future issuance under the Long Term Incentive Plan on the basis of the average of the high and low prices of the Registrant’s ADSs on the Nasdaq Global Select Market on November 25, 2020, after giving effect to an ADS-to-ordinary share ratio of 1-to-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Long Term Incentive Plan and NED Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by Opthea Limited (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s prospectus dated October 16, 2020 filed with the Commission on October 19, 2020 pursuant to Rule 424(b)(4) under the Securities Act; and

(b)

The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-39621) filed with the Commission on October 14, 2020, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Australian law. Australian law provides that a company or a related body corporate of the company may provide for indemnification of officers and directors, except to the extent of any of the following liabilities incurred as an officer or director of the company:

•	a liability owed to the company or a related body corporate of the company;

•	a liability for a pecuniary penalty order made under section 1317G or a compensation order under section 961M, 1317H, 1317HA, 1317HB 1317HC or 1317HE of the Corporations Act;

•	a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith; or

•	legal costs incurred in defending an action for a liability incurred as an officer or auditor of the company if the costs are incurred:

•	in defending or resisting proceedings in which the person is found to have a liability for which they cannot be indemnified as set out above;

•	in defending or resisting criminal proceedings in which the person is found guilty;

•

in defending or resisting proceedings brought by the Australian Securities & Investments Commission or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by the Australian Securities & Investments Commission or a liquidator as part of an investigation before commencing proceedings for a court order); or

•	in connection with proceedings for relief to the person under the Corporations Act 2001 (Cth) (the “Corporations Act”) in which the court denies the relief.

Constitution. Our Constitution provides, except to the extent prohibited by the law and the restrictions in section 199A of the Corporations Act and, to the extent that the officer is not otherwise indemnified by us pursuant to an indemnity, we indemnify every person who is or has been an officer of the company against any liability or claim (other than legal costs that are unreasonable) incurred by that person as an officer or on behalf of or bona fide in the interests of the company. This includes any liability or claim incurred by that person in their capacity as an officer of a subsidiary of the company where the company requested that person to accept that appointment.

Indemnification and Insurance Agreements. Pursuant to Deeds of Access, Insurance and Indemnity, we have agreed to indemnify our executive officers and non-employee directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer. We also maintain insurance policies that indemnify our directors and executive officers against various liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his or her capacity as such.

SEC Position. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date	Filed Herewith

4.1	Certificate of Registration of the Registrant.	F-1	333-249020	3.1	September 24, 2020

4.2	Constitution of the Registrant.	F-1	333-249020	3.2	September 24, 2020

4.3	Form of Amended and Restated Deposit Agreement.	F-1/A	333-249020	4.1	October 9, 2020

4.4	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.3).

5.1	Opinion of Gilbert + Tobin.					X

23.1	Consent of Deloitte Touche Tohmatsu, independent registered public accounting firm.					X

23.2	Consent of Gilbert + Tobin (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on signature page of this registration statement).					X

99.1	Long-Term Incentive Plan Rules.	F-1	333-249020	10.5	September 24, 2020

99.2	Non-Executive Directors Share and Option Plan Rules.	F-1	333-249020	10.6	September 24, 2020

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Australia, on December 1, 2020.

Opthea Limited

By:	/s/ Megan Baldwin
Name:	Megan Baldwin Ph.D.
Title:	Chief Executive Officer and Managing Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Megan Baldwin, Ph.D., and Michael Tonroe, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on December 1, 2020 by the following persons in the capacities indicated.

Signature	Title

/s/ Megan Baldwin Megan Baldwin, Ph.D.	Chief Executive Officer and Managing Director (Principal Executive Officer)

/s/ Michael Tonroe Michael Tonroe	Chief Financial Officer and Company Secretary (Principal Financial and Accounting Officer)

/s/ Jeremy Levin Jeremy Levin, D.Phil., MB BChir	Chairperson of the Board of Directors

/s/ Lawrence Gozlan Lawrence Gozlan	Director

/s/ Michael Sistenich Michael Sistenich	Director

/s/ Daniel Spiegelman Daniel Spiegelman	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Opthea Limited, has signed this registration statement or amendment thereto on December 1, 2020.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director